As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRINITY BIOTECH PLC

(Exact name of Registrant as specified in its charter)

Republic of Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

IDA Business Park

Bray, Co. Wicklow

Ireland

011 353 1 276 9800

(Address of Registrant’s principal executive offices)

TRINITY BIOTECH PLC EMPLOYEE SHARE OPTION PLAN 2013 (6,000,000 SHARES)

TRINITY SHARE OPTION AGREEMENT WITH

WILLIAM J. MAGGIO DATED JULY 26, 2013 (102,400 SHARES)

TRINITY SHARE OPTION AGREEMENT WITH

WILLIAM J. MAGGIO DATED JULY 26, 2013 (36,452 SHARES)

TRINITY SHARE OPTION AGREEMENT WITH

RAJNISH MITTAL DATED JULY 26, 2013 (102,400 SHARES)

TRINITY SHARE OPTION AGREEMENT WITH

KEVIN LAWSON DATED JULY 26, 2013 (102,400 SHARES)

(full title of the plan)

Alan J. Bernstein, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

(212) 732-3200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Alan J. Bernstein, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

(212) 732-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares represented by American Depository Shares (1)	1,585,913 (2) (3)	$24.31 (4)	$38,553,545(4)	$4,965.69(5)

(1)	American Depositary Shares (“ADS”), each ADS representing four Class A Ordinary Shares, nominal value US$0.0109 per share (“Common Stock”) of Trinity Biotech plc (the “Company”), have been registered on a separate Registration Statement on Form F-6.
(2)	The 6,343,652 Class A Ordinary Shares represent the number of shares issuable under the Employee Share Option Plan 2013 and the Share Option Agreements with William J. Maggio, Rajnish Mittal and Kevin Lawson (collectively, the “Plans”) and are represented by 1,585,913 ADS.
(3)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Calculated for 1,585,913 ADS pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices ($24.91 and $23.71) of an ADR, as quoted on the NASDAQ GS on April 4, 2014.
(5)	Calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $128.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents which have been filed by the Company (File No. 0-22320) with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated by reference herein and shall be deemed to be a part hereof.

(a) The Company’s Annual Report on Form 20-F for the year ended December 31, 2013 (the “Annual Report”) filed on April 9, 2014.

(b) All other reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act, since December 31, 2013.

(c) A description of the ADSs and the Class ‘A’ Ordinary Shares is contained in Amendment No. 5 to the Company’s Registration Statement on Form F-1 (File No. 333-48556) and in Item 10 in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it conflicts with a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference, and such statement shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Copies of any documents that are incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge by written or oral request from the Company’s Corporate Secretary, Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland. The Company’s telephone number is 011 353 1 276 9800.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Subject to the limitations prescribed by the Irish Companies Acts of 1963 (as amended) (the “Irish Companies Acts”), the Company’s Articles of Association provide that every Director, Managing Director, agent secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Company.

The Company also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7.	Exemption from Registration Claimed - Not applicable.

Item 8.	Exhibits

4.1	Employee Share Option Plan 2013 (6,000,000 shares)

4.2	Trinity Share Option Agreement with William J. Maggio dated July 26, 2013 (102,400 shares)

4.3	Trinity Share Option Agreement with William J. Maggio dated July 26, 2013 (36,452 shares)

4.4	Trinity Share Option Agreement with Rajnish Mittal dated July 26, 2013 (102,400 shares)

4.5	Trinity Share Option Agreement with Kevin Lawson dated July 26, 2013 (102,400 shares)

5.1	Opinion of William Fry with regard to Employee Share Option Plan 2013

5.2	Opinion of William Fry with regard to Trinity Share Option Agreements

23.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm

23.2	Consent of William Fry (included in Exhibit 5)

24	Powers of Attorney (included in signature pages)

Item 9.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on the 11 day of April 2014.

TRINITY BIOTECH PLC

By:	/s/ Kevin Tansley
Kevin Tansley
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Kevin Tansley his true and lawful attorney-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on April 11, 2014.

Signature	Title

/s/ Ronan O’Caoimh	Chairman and Chief Executive Officer (Principal Executive Officer and Director)
Ronan O’Caoimh

/s/ Denis Burger	Non-executive Director (Authorized U.S. representative)
Denis Burger

/s/ Rory Nealon	Chief Operations Officer and Director
Rory Nealon

/s/ Kevin Tansley	Chief Financial Officer, Principal Accounting and Financial Officer and Company Secretary
Kevin Tansley

/s/ James Walsh	Chief Scientific Officer and Director
James Walsh

Non-executive Director
Peter Coyne

Non-executive Director
James D. Merselis

Non-executive Director
Clint Severson

INDEX OF EXHIBITS

4.1	Employee Share Option Plan 2013 (6,000,000 shares)

4.2	Trinity Share Option Agreement with William J. Maggio dated July 26, 2013 (102,400 shares)

4.3	Trinity Share Option Agreement with William J. Maggio dated July 26, 2013 (36,452 shares)

4.4	Trinity Share Option Agreement with Rajnish Mittal dated July 26, 2013 (102,400 shares)

4.5	Trinity Share Option Agreement with Kevin Lawson dated July 26, 2013 (102,400 shares)

5.1	Opinion of William Fry with regard to Employee Share Option Plan 2013

5.2	Opinion of William Fry with regard to Trinity Share Option Agreements

23.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm

23.2	Consent of William Fry (included in Exhibits 5.1 and 5.2)

24	Powers of Attorney (included in signature pages)